Exhibit 4.13

Value-Added Service Contract

Party A: Guangzhou Dayong Insurance Agency Co., Ltd.

Address: Room 105, First Floor, No.12, 1601 Guangzhou Avenue South, Haizhu District, Guangzhou (For office use only)

Party B: Xinjiang Yishengxin Network Technology Co., Ltd.

Address: Room 405,4th Floor, Chuan-Yu Building, Headquarters Economic Zone, Shenka Avenue, Kashgar Economic Development Zone, Kashgar Region, Xinjiang

Given:

The parties to this Contract (1) are independent legal entities or their branches established in accordance with the laws of the People’s Republic of China and validly operating; (2) have obtained the requisite authorization to execute this Contract; and (3) possess all necessary qualifications and conditions for performing this Contract.

To protect the legitimate rights and interests of both parties, in accordance with relevant laws and regulations, Party A and Party B have reached the following agreement on the basis of equality, mutual benefit, and mutual consent:

Article 1: Project Content and Requirements

(1) Party B shall provide value-added services to Party A and its clients as required by Party A, including but not limited to vehicle inspections and chauffeur services.

(2) Party A shall settle the relevant fees with Party B based on the actual usage volume of the service items by Party A’s customers within the agreed timeframe.

(3) Both Party A and Party B shall establish a long-term, effective communication mechanism to jointly enhance service quality. The project leaders of both parties shall schedule monthly meetings to review service performance, covering the following aspects: service volume in the previous month, completion rate of compliant services, service quality, customer complaints and resolution measures, as well as issues arising from collaboration and improvement suggestions.

(4) The handling of any problematic items under this contract shall comply with Party A’s project management specifications. During project implementation, if abnormalities arise due to Party B’s fault and Party B fails to rectify the situation within 30 days, Party A shall have the right to terminate the project, refuse payment of outstanding amounts, demand reimbursement of all contracted fees already paid by Party B, and reserve the right to claim compensation for losses from Party B.

Article 2: Price Standards and Settlement Procedures

(I) Settlement Standards

Both parties shall settle accounts at the negotiated price.

(II) Account reconciliation and settlement

The reconciliation and settlement cycle for invoices between Party A and Party B shall be determined through mutual agreement. Upon verification and official sealing of the “reconciliation statement” by both parties, Party A shall promptly pay the relevant fees to Party B, who shall issue corresponding invoices compliant with national regulations.

(III) Taxes and Fees

All taxes and fees incurred within or outside China related to the execution of this Contract shall be borne by Party B.

(IV) Settlement Information

1. Party A’s invoice information:

Account Name: Guangzhou Dayong Insurance Agency Co., Ltd.

Bank of Account:

Account:

Taxpayer Identification Number:

Address:

2. Payee account information specified by Party B:

Account Name: Xinjiang Yishengxin Network Technology Co., Ltd.

Bank of Account:

Account:

3. Party B must strictly comply with relevant tax regulations and documents and issue valid value-added tax invoices. If Party B’s issued VAT invoices fail to comply with tax laws or regulatory requirements of the tax authorities, causing economic losses to Party A, Party B shall be liable for compensation. Specifically: if Party B fails to provide valid VAT invoices, Party B shall bear the corresponding input tax costs; if the stated tax rate on the invoices differs from the committed rate, Party B shall cover the difference.

Article 3: Rights and Obligations of Both Parties

(I) Rights and Obligations of Party A

1. Client A is entitled to access value-added services provided by Client B.

2. Party A has the right to terminate this Contract early in accordance with national policies, regulatory requirements, or other force majeure factors.

3. Party A has the final authority over service items, procurement prices, and gift distribution terms.

4. Party A has the right to prevent and correct any violations by Party B of Party A’s business requirements and management regulations.

5. Party A is obligated to settle the service fees with Party B according to the agreed date and settlement method.

6. Party A has the right to supervise, control, and evaluate the progress and quality of the services provided by Party B. For any issues arising from Party B’s services to Party A’s clients, Party A may provide guidance and require improvements within a specified timeframe.

7. For any complaints raised by Client regarding the services provided by Service Provider, Client has the right to require Service Provider to investigate the cause of the complaint and provide a response. If poor service results from Service Provider’s fault, Service Provider shall provide the same service free of charge until the client ceases making complaints.

(II) Rights and Obligations of Party B

1. Party B shall provide the service items stipulated in the contract to Party A or Party A’ s clients in accordance with Party A’s requirements, standards, and quality specifications.

2. Party B shall provide services to Party A or Party A’s clients within the agreed timeframe and handle all related client inquiries and communications. In the event of force majeure events such as government policy adjustments, Party B is obligated to promptly notify Party A and assist Party A in providing explanations to clients.

3. If Party A requires business training, Party B shall provide free training on the relevant knowledge or system operation procedures under this contract.

4. Party B is obligated to maintain confidentiality regarding Party A’s customer information and shall not use such information for any purpose other than those specified in this contract.

5. Party B is obligated to safeguard Party A’s brand reputation and economic interests, and keep Party A’s trade secrets confidential.

6. Party B shall provide the service item settlement reports as required by Party A and, in accordance with the principle of account-actual consistency, assist in completing cost reconciliation.

7. Party B is obligated to accept and cooperate with Party A in conducting evaluations based on the service provider management policies or procedures,and make corresponding improvements as required by Party A. The evaluation scope includes, but is not limited to, customer complaints, system stability, response efficiency, and other relevant aspects. Additionally, Party B may propose optimization and improvement suggestions regarding any issues or deficiencies identified during operations.

8. Party B shall ensure the safety of Party A’s customer vehicles during service at designated locations. If scratches, dents, or other damages occur to the vehicle due to negligence of Party B’s staff, Party B shall bear all repair costs.

9. Party B shall not, under any circumstances during normal business hours, refuse to provide any service stipulated in this Agreement to Party A’s clients, nor shall it charge additional fees beyond those specified in the written contract for any reason.

10. Party B shall strictly adhere to the service pricing agreed upon with Party A and shall not settle accounts with Party A at prices higher than those stipulated in this agreement, nor charge any price difference to Party A’s customers.

11. If Party B violates laws or regulations, or if issues arise regarding the product quality or services provided by Party B that result in significant complaints or escalated complaints from customers (where “significant complaints” refer to those that may seriously harm the interests of Party A and its affiliated companies or have substantial social impact; “escalated complaints” refer to those submitted by customers through official channels such as government authorities, social organizations, media, written communications from superior company service quality supervision departments, face-to-face visits, websites, or customer service hotlines), or cause adverse effects or infringements to customers, all resulting civil, administrative, and criminal liabilities shall be borne by Party B. Party B shall compensate Party A and its affiliated companies for all losses incurred thereby. Party A has the right to directly deduct such losses from the amounts due or require Party B to pay them directly to Party A, and simultaneously has the right to unilaterally terminate this Agreement.

12. Party B shall ensure possession of the requisite business qualifications and operational scope corresponding to the service items stipulated in this contract. In case of intentional concealment or falsification of business qualification certificates, or operation beyond authorized limits, Party B shall bear all resulting losses and legal liabilities.

Article 4: Rights Guarantee

Party B warrants that Party A shall not infringe upon its own rights or the rights of any third party due to the execution, acceptance, or use of any provisions herein. Should Party B breach this warranty, resulting in a third party asserting its rights or Party A incurring claims, Party B shall resolve such matters and compensate Party A for all expenses incurred and all losses suffered (including but not limited to legal fees,arbitration costs,litigation expenses, and compensation payments made to third parties).

Article 5: Confidentiality Regulations

(1) Regardless of whether prior written notice has been given, neither party to this contract shall disclose the terms hereof or any trade secrets obtained from the other party during its performance to any third party. In case of violation, the breaching party shall bear liability for breach and compensate the other party for all resulting losses.

(2) Both Party A and Party B shall maintain confidentiality regarding the contents of this Agreement, as well as any confidential or proprietary information and third-party information (including but not limited to individual customer names, workplaces, addresses, contact details, family circumstances, personal privacy data, and all other non-public customer information) obtained from each other under this Agreement, or any information that can reasonably be deemed confidential or proprietary based on its nature or disclosure method (including but not limited to information related to both parties ‘technologies, business plans, marketing activities, and financial matters) (collectively referred to as “Confidential Information”). Confidential Information received by Party B under this Agreement shall be promptly returned to Party A or destroyed under Party A’s supervision. Any unauthorized retention or backup of such information by Party B shall constitute a breach of the confidentiality agreement.

(3) The termination, suspension, invalidation or nullity of this Agreement or any of its provisions shall not affect the validity of this Confidentiality Clause or its binding force on both Party A and Party B.

(4) Both parties confirm that the information regarding Party A’s employees and customers obtained by Party B through cooperation constitutes material confidential information. Party B shall employ all necessary measures to protect such confidential information; except for Party B’s staff or other third parties who need to access the confidential information for the performance of their duties, Party B shall not disclose it to any third party, and shall ensure that said personnel assume confidentiality obligations as strictly as those stipulated in this Agreement. In the event of a breach or misuse of confidential information by Party B, Party B shall immediately rectify the violation and compensate Party A for losses arising from the disclosure, based on the amount claimed by Party A; Party A shall have the right to terminate this Agreement.

Article 6: Liability for Breach of Contract

(1) Any refusal by Party B to provide services to Party A’s customers during business hours for any reason shall constitute a breach of contract.

(2) Unless otherwise specified in other provisions of this Agreement,any failure by either Party to fulfill its obligations or breach any provision hereof shall constitute a breach. The breaching Party shall rectify the breach and compensate the non-breaching Party for resulting losses within three working days of receiving notice. If a breach causes adverse social impact on the non-breaching Party, the latter shall have the right to require the breaching Party to take necessary measures to mitigate such impact.

(3) If complaints arise from Party B’s negligence or other reasons affecting Party A’s customers, or if Party B is otherwise liable for compensation to Party A’s customers.

In such circumstances, all losses incurred by Party A shall be borne directly by Party B.

(4) During the contract term, if Party B fails to provide services to Party A’s clients that comply with the technical standards stipulated in the contract or breaches the confidentiality agreement, such actions shall constitute a breach of contract, and 1% of the contract settlement amount shall be deducted as liquidated damages. For any losses incurred by Party

A exceeding the amount of liquidated damages, Party B shall remain liable for full compensation.

(5) If Party B is liable to pay compensation,Party A shall have the right to deduct the corresponding amount from the most recent payment. If the most recent payment is insufficient to cover the compensation, the deduction may continue from subsequent payments.

Article 7: Modification or Termination of the Contract

(1) During the term of this Contract, Party A shall have the right to terminate it under any of the following circumstances:

1. If Party B violates Party A’s business requirements or management regulations, causing losses to Party A;

2. If Party B is suspected of committing any criminal offense during the performance of this contract;

3. If Party B breaches the confidentiality agreement stipulated in this contract and causes losses to Party A;

4. If this contract cannot be performed due to force majeure;

5. Other circumstances that violate laws, regulations, or the terms of this contract.

(2) During the term of this Contract, Party B shall have the right to terminate it under any of the following circumstances:

1. If Party A is suspected of committing any criminal offense during the performance of this contract;

2. If Party A breaches the confidentiality agreement stipulated in this contract and causes losses to Party B;

3. Other circumstances that violate laws, regulations, or the terms of this contract.

(3) If any laws, regulations, or objective circumstances upon which this contract is based change, rendering the performance of this contract wholly or partially impossible, both parties may modify or terminate this contract by mutual agreement.

(4) If either party enters liquidation, bankruptcy, or dissolution proceedings (including but not limited to dissolution by shareholders’ resolution, revocation of business license, order to close, deregistration, or judicial dissolution), the other party may terminate this Contract.

(5) Party A shall have the right to terminate this Contract at any time in accordance with regulatory requirements or instructions from its parent company, and shall not be liable for any breach of contract arising therefrom.

(6) If this Contract is terminated for the aforementioned reasons, Party A shall have taken or shall take any remedial measures as required.

The benefits remain unaffected by anything.

(7) Prior to the termination or dissolution of this Contract, Party B shall complete all agency services assigned by Party A’s clients. Upon termination or dissolution of the Contract, Party B shall not engage in any activities under Party A’s name.

Article 8: Force Majeure Clause

If either party is unable to perform the contract due to force majeure, it shall notify the other party within one day after the end of the force majeure event to mitigate potential losses. Upon obtaining force majeure certification from relevant authorities or mutual understanding between both parties, performance may be postponed or the contract amended, and the party concerned may be exempted from liability for breach of contract in part or in whole as appropriate.

Article 9: Effectiveness of the Contract and Other Matters

(1) This contract shall become effective upon being sealed by both Party A and Party B.

(2) This contract is executed in two identical copies, with one copy held by Party A and the other by Party B, both of which shall have equal legal effect.

(3) Term of this Contract: Two years from the date of its official effectiveness.

Article 10: Supplementary Provisions

(1) For matters not covered herein, both parties may negotiate and enter into a supplementary agreement.

(2) If any provision of this Contract becomes invalid or unenforceable due to laws, regulations, or policies, such provision shall be deemed invalid without affecting the validity of the remaining provisions.

(3) In case of disputes between the parties regarding the interpretation of contract terms, such disputes shall be resolved in accordance with the purpose of the contract, relevant practices, and the principle of good faith.

Determine its true meaning.

(4) In case of any dispute between the parties, resolution shall prioritize negotiation; if negotiations fail, either party may file a lawsuit with the competent People’s Court at Party A’ s place of residence.

Party A:Guangzhou Dayong Insurance Agency Co., Ltd.

affix one’s seal

Date: June 1, 2025

Party B:Xinjiang Yishengxin Network Technology Co., Ltd.

affix one’s seal

Date: June 1, 2025

appendix ：

Service Content and Quotation

Type of service	Type	Unit Price (RMB per session)
Customer Support and Maintenance Services	Value added service	100
Waxing	Value added service	100
Car disinfection	Value added service	100

Party A: Guangzhou Dayong Insurance Agency Co., Ltd.

Party B: Xinjiang Yishengxin Network Technology Co., Ltd.